Appeal Decision in Favor of INTL FCStone in Sentinel Case Becomes Final

New York, August 21, 2014 - INTL FCStone Inc. (NASDAQ: “INTL”, “the Company”) announced on March 19, 2014 that the U.S. Court of Appeals for the Seventh Circuit had reversed the trial court’s January 2013 decision against its subsidiary, FCStone, LLC, in the Sentinel matter. Because the bankruptcy trustee for Sentinel did not seek review of the Seventh Circuit's ruling in the U.S. Supreme Court before the time allotted for appeal expired, the Seventh Circuit's ruling in favor of FCStone is now considered final.

The appeal court’s reversal will have no financial impact on the Company, which had considered the possibility of losing the appeal to be remote and, accordingly, made no provision in its financial statements for any further loss in this matter. The $8 million appeal cash deposit made by FCStone with the court has been refunded.

The company had disclosed that the trial court’s decision, if it had been allowed to stand, would have resulted in a net pre-tax loss to FCStone of between $4 million and $6 million. Such an adverse outcome is no longer a possibility. In addition, the original decision could have undermined the integrity of the futures industry's system of segregated customer accounts and the CFTC regulations designed to protect those accounts. The appeal court’s reversal of the decision vindicates the commitment of FCStone and the futures industry to protecting customer segregated funds.

The case arises from the 2007 bankruptcy of Sentinel Management Group, Inc. (“Sentinel”), an SEC-registered investment adviser and CFTC-regulated futures commission merchant. Sentinel, in accordance with CFTC regulations, invested customer funds on behalf of FCStone and many other futures commission merchants. Sentinel also invested funds deposited by hedge funds and other securities investors. In August 2007, Sentinel declared bankruptcy. Shortly thereafter, a Chicago federal district court ordered Sentinel to return all remaining customer funds which had been deposited by the futures commission merchants, including FCStone, and Sentinel did so. At that time, FCStone itself covered any account shortfall in order to ensure that its customers suffered no harm due to the insolvency of Sentinel.

Approximately a year later, the Sentinel bankruptcy trustee filed virtually identical lawsuits against FCStone and approximately a dozen other futures commission merchants, seeking a return of the August 2007 distribution of customer funds. The trustee never alleged any wrongdoing on the part of FCStone or the other futures commission merchants. Rather, the trustee simply claimed that the futures commission merchants, including FCStone, received a greater percentage of their account balances than the other Sentinel customers. The trustee argued that FCStone and the other futures commission merchants should receive, from the bankruptcy estate, the same percentage as the other Sentinel customers, and no more. On January 4, 2013, in a "test case" decision, the federal district court ruled that FCStone should return its original distribution of $15.6 million and receive a revised distribution based on an equal distribution to all of Sentinel's customers, which would have resulted in a net pre-tax loss to FCStone of between $4 million and $6 million. It was this decision that FCStone successfully appealed.

Sean O’Connor, CEO of INTL FCStone, said at the time of the appeal court’s decision in March 2014, “We are pleased that the appeal court’s ruling vindicates our position. This is an important decision for FCStone and for the futures industry as a whole. The protection of futures market customer funds and the finality of bankruptcy court-ordered distributions are crucial for the continued stability of markets and our industry.”

About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets.  Our revenues are derived primarily from financial products and advisory services that fulfill our clients’ real needs and provide bottom-line benefits to their businesses.  We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.

Further information on INTL FCStone is available at www.intlfcstone.com.

Contact
INTL FCStone Inc.
Kent Coughlin
615-234-2756
kent.coughlin@intlfcstone.com